Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Alkermes Public Limited Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(4)
Equity	Ordinary Shares, par value $0.01 per share	Other	6,500,000(3)	$31.30	$203,450,000.00	$0.0001102	$22,420.19
Total Offering Amounts					$203,450,000.00		$22,420.19
Total Fee Offsets							$0
Net Fee Due							$22,420.19

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover an indeterminate number of additional Ordinary Shares, par value $0.01 per share, of the Registrant (“Shares”) which become issuable under the above-named plan in the event that the number of outstanding Shares of the Registrant is increased by split-up, reclassification, stock dividend, recapitalization, or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon $31.30, the average of the high and low sale prices of the Shares as reported on the Nasdaq Global Select Market on July 25, 2023.

(3)
Represents an increase to the number of Shares available for future issuance under the Alkermes plc 2018 Stock Option and Incentive Plan, as amended (the “2018 Plan”). Shares currently available for issuance under the 2018 Plan were previously registered on prior registration statements filed with the United States Securities and Exchange Commission.